UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
Of the Securities Exchange Act of 1934

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SKYLYNX COMMUNICATIONS CORP.
(Name of Registrant as Specified In Charter)

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SkyLynx Communications Corp.
15 Paradise Plaza, #230
Sarasota, FL 34239
(941) 955-1775

To Our Stockholders:

On November 15, 2008, the Board of Directors of SkyLynx Communications Corp., unanimously approved amendments to the Company's Articles of Incorporation to change the Company’s name  to increase the authorized capital and to effect a reverse stock split whereby all outstanding shares of the Company's $.0001 par value common stock (“Common Stock”) will be reverse split on a 1-for-15 share basis, with no shareholder who holds at least 100 shares prior to the Reverse Stock Split receiving less than 100 shares after the Reverse Stock Split.

On November 15, 2008, these amendments were approved by the holders of a majority of the Company’s voting shares.  The amendments to the Company's Articles of Incorporation are expected to be effective on or about December 20, 2008.  This Information Statement is being mailed to all stockholders of record as of the close of business on November 15, 2008.

This Information Statement is being sent to you for information only and you are not required to take any action.

By Order of the Board of Directors:

Date: December 1, 2008	By:	/s/ Bryan Shobe
Name: Bryan Shobe
Title: Chairman of the Board

SKYLYNX COMMUNICATIONS CORP.
15 Paradise Plaza, #230
Sarasota, FL 34239
(941) 955-1775

Information Statement Pursuant to Section 14C
of the Securities Exchange Act of 1934

This Information Statement is being mailed on or about December 1, 2008, to all holders of record on November 15, 2008 (the “Record Date”), of the $0.0001 par value common stock (the “Common Stock”) of SkyLynx Communications Corp., a Delaware corporation (the “Company”), in connection with the vote by the Board of Directors of the Company and the approval by written consent of the holder(s) of a majority of the Common and Series A Preferred Stock to change the Company’s name and to increase the authorized capital from 125,000,000 to 225,000,000 shares of capital stock and effect a reverse stock split whereby all outstanding shares of the Company's $.0001 par value common stock (“Common Stock”) will be reverse split on a 1-for-15 share basis, with no shareholder who holds at least 100 shares prior to the Reverse Stock Split receiving less than 100 shares after the Reverse Stock Split.

Chapter 8, Section 242 of the Delaware General Corporation Law (“DGCL”) provides that every amendment to the Articles of Incorporation of a corporation shall first be adopted by the resolution of the board of directors and then be subject to the approval of persons owning a majority of the securities entitled to vote on any such amendment. The elimination of the need for a special meeting of the stockholders to approve the actions is authorized by the provisions of Chapter 8, Section 228 of the Delaware Law.  Section 141 of the DGCL provides that the board of directors may adopt such a resolution by unanimous written consent, and Section 228 of the DGCL provides that persons owning the required majority to adopt any action that would otherwise be required to be submitted to a meeting of stockholders may adopt such action without a meeting by written consent.

In accordance with Section 141, resolutions to effect the Reverse Split, to change the name of the Company and to increase the authorized shares were adopted by unanimous written consent of the Board of Directors on November 15, 2008, and in accordance with Section 228 of the DGCL holders of outstanding stock having a majority of the votes entitled to be cast at a meeting of the Company's stockholders adopted these actions by written consent as of November 15, 2008.  If the proposed actions had not been adopted by written majority stockholder consent, it would have been necessary for these actions to be approved by the Company's stockholders at a special stockholder's meeting convened for the purpose of approving the actions.

Pursuant to Securities and Exchange Commission Rule 14c-2(b), the actions approved by the stockholders cannot become effective until 20 days from the date of mailing of this Information Statement to our stockholders.  We anticipate filing the proposed Amendments to the Articles of Incorporation with the Delaware Secretary of State on the expiration of such twenty day period, anticipated to be December 20, 2008, at which time the proposed Amendments to the Articles of Incorporation will become effective (the “Effective Date”). This Information Statement shall constitute notice to our stockholders of action by written consent.

The Reverse Split will take place on the Effective Date without any action on the part of the holders of the Common Stock and without regard to current certificates representing shares of Common Stock being physically surrendered for certificates representing the number of shares of Common Stock that each stockholder is entitled to receive as a result of the Reverse Split. New Common Stock certificates will not be issued at the Effective Date, but may be issued subsequently with respect to any certificates returned to the transfer agent upon a sale, exchange, or for any other purpose.  No fractional shares will be issued in connection with the Reverse Split.  Stockholders who would otherwise be entitled to receive fractional shares because they hold the number of shares of Common Stock that is not evenly divisible by 15 will have the number of shares to which they are entitled rounded up to the nearest whole number of shares.  No stockholder will receive cash in lieu of a fractional share.  In conjunction with the Reverse Stock Split, no stockholder holding at least a round lot (100 shares) prior to the Reverse Split shall have less than one round lot, 100 shares, after the reverse split.

The Company's Common Stock is traded on the “Pink Sheets” under the symbol SKYC.PK. There have been no recent sales of securities.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

FORWARD LOOKING STATEMENTS

This Information Statement, including the Exhibits attached hereto, contains forward- looking statements. Future events and actual results, financial or otherwise, may differ materially from the results set forth in or implied in the forward- looking statements. Factors that might cause such a difference include the risks and uncertainties that could affect the Company's economic prospects, including, but not limited to, the effect of economic and market conditions, the level and volatility of interest rates, the impact of current or pending legislation and regulation and the other risks and uncertainties

THE REVERSE SPLIT

The following summary describes the material terms of the Reverse Split. This Information Statement contains more detailed descriptions of such terms. We encourage you to read the entire Information Statement and the documents we have incorporated by reference.

Description of the Reverse Split

As of the Record Date, there were 30,734,036 shares of Common Stock authorized, issued and outstanding 988,338 shares of Series A Convertible Preferred Stock.  Each share of Series A Convertible Preferred Stock is convertible into 38.4316 shares of Common Stock The Common Stock and Preferred Stock constitute the sole class of outstanding voting securities of the Company.  Each share of Common Stock and each share of Preferred Stock, on an as converted basis, entitles the holder to one (1) vote on all matters submitted to the stockholders.

To effect the Reverse Split, the Company will amend its Articles of Incorporation on the Effective Date by amending Article IV to provide for the Reverse Split and to state that each share of Common Stock outstanding prior to the Reverse Split will be automatically reclassified and changed to 1/15th of a fully-paid and non-assessable share of Common Stock, without increase or decrease in the par value thereof. The amendment will also provide that no fractional shares shall be issued with respect to any shares of Common Stock held by any stockholder and that the Company will round up any fractional shares to the next whole number.

Special Treatment for Round Lot Holders

In conjunction with the Reverse Stock Split, no stockholder holding at least a round lot (100 shares) prior to the Reverse Split shall have less than one round lot (100 shares) after the reverse split.  Only stockholders of record as of the date of the Reverse Split shall be afforded this special treatment.  The expected date of the Reverse Split is December 20, 2008.

Shares prior to reverse stock split	Shares after reverse stock split

100	100

500	100

15,000	1000

15,001	1001

30,000	2,000

Background and Purpose of the Reverse Split

By completing a 1-for-15 Reverse Split of the currently issued and outstanding Common Stock of the Company, the Company will reduce the number of issued and outstanding shares while at the same time maintain its public status, thereby preparing the Company for the issuance of the quantities of shares required for an acquisition, merger, or reorganization.  The Company currently has no target for such an acquisition, merger, or reorganization.

Given that the Company has limited assets, business, or business prospects at this time, the Board of Directors believes that the Reverse Split will benefit all stockholders, as without the Reverse Split, the Company would have little value as a candidate for an acquisition, merger, or reorganization with a private company that seeks to go public by way of such a transaction.  Except for the rounding up of fractional shares, which benefits smaller stockholders over larger stockholders, the Reverse Split affects all stockholders equally.

The reduction in the number of outstanding shares could adversely affect the market for our Common Stock by reducing the relative level of liquidity. Consequently, there can be no assurance that the Reverse Split will result in a proportionate increase in the value of the shares of Common Stock.

Any new shares issued in connection with the Reverse Split will be fully paid and non-assessable. The number of stockholders will remain unchanged as a result of the reverse split. As a result of the 15 to 1 reverse stock split, with special treatment to preserve round lot stockholders, our largest shareholders will own a substantially lesser percentage of the Corporation's voting securities.

As part of the Reverse Stock split, the par value of our Common Stock will remain unchanged. While the aggregate par value of our outstanding Common Stock will be decreased, our additional paid-in capital will be increased by a corresponding amount. Therefore, the Reverse Split will not affect our total stockholders' equity. All share and per share information will be retroactively adjusted to reflect the Reverse Split for all periods presented in our future financial reports and regulatory filings.

Following the Reverse Split, we will have approximately 2,048,936 shares of Common Stock issued and outstanding, and 988,388 shares of Series A Preferred Stock.

Effect of the Reverse Split on the Company

The Reverse Split will not affect the public registration of the Common Stock with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.  Similarly, we do not expect that the Reverse Split will affect the continued quotation on the “Pink Sheets.”  The Reverse Split is not intended to make the Company a privately-held company or otherwise constitute a “going-private” transaction.

The number of authorized shares of Common Stock will not change as a result of the Reverse Split.

Upon completion of the Reverse Split, the number of shares of Common Stock issued and outstanding will be reduced from 30,734,036 shares to approximately 2,048,936 shares.

The Reverse Split will not alter the voting rights or other rights of holders of the Company's Common Stock or the Series A Convertible Preferred Stock.  Currently, the Series A Convertible Preferred Stock is convertible into 38.4316 shares of common stock, and contains the right to vote equal to 38.4316 times for each Series A Convertible Preferred Stock as compared to the common shares.

Approving Vote of the Board of Directors and Consenting Stockholders

The Company's Board of Directors has determined that the name change and Reverse Split is in the best interests of the Company.  The Company has received the approving consent of the holders of a majority of the shares of Common Stock and the Series A Convertible Preferred Stock entitled to vote on the Reverse Split.  Accordingly, no additional vote of the Company's stockholders is required to approve the Reverse Split.

Fairness of the Process

The Board of Directors did not obtain a report, opinion, or appraisal from an appraiser or financial advisor with respect to the Reverse Split and no representative or advisor was retained on behalf of the unaffiliated stockholders to review or negotiate the transaction. The Board of Directors concluded that the expense of these procedures was not reasonable in relation to the size of the transaction contemplated and concluded that the Board of Directors could adequately establish the fairness of the Reverse Split without such outside persons.

Effective Date

The Reverse Split is anticipated to be effective on or about December 20, 2008.

Amendment of the Articles of Incorporation

To effect the Reverse Split, the Company will amend its Articles of Incorporation by amending Article IV, captioned “Capital Stock.”  The amendment, to be filed on the Effective Date, will amend Article IV to (i) increase the authorized shares and (ii) provide for the Reverse Split and will accordingly state that each share of Common Stock outstanding prior to the Reverse Split will be automatically reclassified and changed into 1/15th of a fully-paid and non-assessable share of Common Stock, without increase or decrease in the par value thereof. The amendment will also provide that no fractional share shall be issued with respect to any shares of Common Stock held by any stockholder in any one account, and that the Company will automatically increase each fractional share into a whole share of Common Stock.

Street Name Holders of Common Stock

The Company intends for the Reverse Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names. Nominees will be instructed to affect the Reverse Split for their beneficial holders. However, nominees may have different procedures. Accordingly, stockholders holding Common Stock in street name should contact their nominees.

Stock Certificates
Mandatory surrender of certificates is not required by shareholders.  It is expected that the Company's transfer agent will adjust the record books of the company to reflect the 1-for-15 Reverse Split effective as of close of business on November 15, 2008.  New certificates will not be mailed to shareholders; however, new certificates will be issued during the ordinary course of business.

Dissenters' Rights

Stockholders do not have any dissenters' rights under the Delaware Law or under the Company's Articles of Incorporation or By-Laws in connection with the Reverse Split.

Certain Federal Income Tax Consequences

We have summarized below certain federal income tax consequences to the Company and its stockholders resulting from the Reverse Split. This summary is based on United States federal income tax law, existing as of the date of this Information Statement. Such tax laws may change, even retroactively. This summary does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. This summary assumes that you are a United States citizen and have held, and will hold, your shares as capital assets under the Internal Revenue Code. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of your specific circumstances.

We believe that the Reverse Split will be treated as a tax-free “recapitalization” for federal income tax purposes. We will not apply for any ruling from the Internal Revenue Service, nor will we receive an opinion of counsel with respect to the tax consequences of the Reverse Split.

As stockholders will continue to hold Common Stock immediately after the Reverse Split, and receive no cash as a result of the Reverse Split, they should not recognize any gain or loss in the Reverse Split and will have the same adjusted tax basis and holding period in their Common Stock as they had in such stock immediately prior to the Reverse Split.

The foregoing discussion summarizing certain federal income tax consequences does not refer to the particular facts and circumstances of any specific stockholder. Stockholders are urged to consult their own tax advisors for more specific and definitive advice as to the federal income tax consequences to them of the Reverse/Forward Split, as well as advice as to the application and effect of state, local and foreign income and other tax laws.

INCREASE IN SHARES

On November 15, 2008, the Company’s Board of Directors voted to increase the Company’s authorized capital from 125,000,000 shares to 225,000,000 million shares constituting of 200,000,000 shares of common stock, $.0001 par value and 25,000,000 serial preferred shares, $.0001 par value.  The Company’s shareholders, acting by consent, ratified the increase in capital also on November 15, 2008.

REASON FOR THE CHANGE

The Company’s management believes that the increased number of shares may be necessary in the future to meet the needs of the Company as it expands, by acquisition or otherwise.  The Company has no present acquisition or expansion plans but intends to actively seek acquisition, merger or consolidation parties to expand its business in the future.

NAME CHANGE

On November 15, 2008, the Company’s Board of Directors voted to change the Company’s name to PawsPlus, Inc..  The Company’s shareholders, acting by way of consent, ratified the name change also on November 15, 2008.

Reason for the Name Change

The Company’s only line of business is conducted by its wholly-owned subsidiary, Vetco Hospital, Inc., a company engaged in the distribution of pet supplies and pet vaccines.  It is believed by management that the new name is more reflective of the Company’s current business.

VOTE REQUIRED FOR APPROVAL

Section 228 of the Delaware General Corporation Law provides that any action required to be taken at a special meeting of the stockholders of a Delaware corporation may be taken by written consent in lieu of a meeting if the consent is signed by holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Delaware Law requires the approval of the Company's Board of Directors and holders of a majority of the outstanding stock entitled to vote thereon to amend the Company's Articles of Incorporation with respect to the Reverse Split and name change.  The Company's Board of Directors and stockholders holding a majority of the Common Stock have approved the Amendment.  The securities that would have been entitled to vote if a meeting were required to be held to amend the Company's Articles of Incorporation consist of shares of the Company's Common Stock issued and outstanding on November 15, 2008, which is also the Record Date for determining stockholders who would have been entitled to notice of and to vote on the proposed Amendments to the Company's Articles of Incorporation.

ANTI-TAKEOVER IMPLICATIONS OF REVERSE STOCK SPLIT

Release No. 34-15230 of the staff of the Securities and Exchange Commission requires disclosure and discussion of the effects of any shareholder proposal that may be used as an anti-takeover device. However, as indicated above, the purpose of the reverse split and increase in authorized capital is to reduce the number of issued and outstanding shares while at the same time maintain its public status and increase the number of shares available for future issuance, thereby preparing the Company for the issuance of the quantities of shares required for an acquisition, merger, or reorganization. The actions are not intended to construct or enable any anti-takeover defense or mechanism on behalf of the Company. While it is possible that management could use the additional shares to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of the independent stockholders, the Company has no intent or plan to employ the additional unissued authorized shares as an anti-takeover device.

There are no anti-takeover mechanisms in our Articles of Incorporation, By-Laws or another other governing documents or contracts.

EFFECT OF REVERSE SPLIT AND INCREASE IN AUTHORIZED SHARES ON
NUMBER OF AUTHORIZED SHARES AVAILABLE FOR ISSUANCE

As of November 15, 2008, the Company had a total of 30,734,036 of its 100,000,000 authorized shares of Common Stock issued (excluding 37,984,897 shares underlying the Series A Preferred Stock). The table below illustrates the effect on the number of authorized shares of the Company's Common Stock available for issuance as a result of the reverse split and as a result of the increase in authorized shares.

Common Stock Currently Issued*	Post-Reverse Split	Common Stock Available after Increase in Authorized*
30,734,036	2,048,936	59,966,167

* Includes conversion of 988,338 shares of Series A Preferred Stock into 37,984,897 Common Shares, which have been reserved for issuance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information with respect to the beneficial ownership of the Company's Common Stock by (i) each person who is known to the Company to be the beneficial owner of more than five percent (5%) of the Company's common stock, (ii) all directors and nominees, (iii) each executive officer, and (iv) all directors and executive officers as a group.

Unless otherwise indicated, the Company believes that the beneficial owner has sole voting and investment power over such shares. The Company does not believe that any other stockholders act as a “group”, as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. As of November 15, 2008, the Company had issued and outstanding 30,734,036 shares of Common Stock (not including conversion of Series A Preferred Stock).

	No. of Common	% ownership(2)	No. of Series A Preferred (2)	% Ownership (4)
Bryan Shobe (1)	--	--	780,787	77.8%

Steven Dunbar	--	--	148,251	14.8%

Murray Rudin	--	--	34,5920	3.5%

Murray & Lori Rudin	--	--	14,825	1.5%

Mary McDermit	--	─	9,883	1.0%

AJW Partners LLC AJW Offshore, Ltd AJW Qualified Partner New Millennium Capital	6,509,589	21.2%	─	1.1%

Partners II, LLC			--	--
Officers and Directors as a Group (2 persons) (3)			780,787	77.8%

(1)	Officer/Director of the Company
(2)	Post 1 x 15 reverse split; does not include 44,492,999 common shares into which Series A Preferred Shares are Convertible.
(3)	Each one share of the Series A Cumulative Convertible Preferred Share (“Preferred Shares”) is convertible a the option of the holder into 38.4316 shares of common stock of the company
(4)	Assuming conversion of all Series A Preferred shares at a ratio of 1 Series A Preferred share to 38.4316 common shares

There are no contracts or other arrangements that could result in a change of control of the Company.

Directors, Executive Officers, Promoters and Control Persons; Compliance With Section 16(a) of the Exchange Act.

The following individual has been appointed by to our Board of Directors, effective November 15, 2008, to the position(s) indicated:

Name	Age	Position
Bryan Shobe		Chairman of the Board President, CEO and Director

Bryan Shobe is the President and CEO of the Company and of its wholly-owned subsidiary, Vetco Hospitals, Inc. (“Vetco”), which was merged with and into the Company’s wholly-owned subsidiary, SkyLynx Acquisition Corp., on May 5, 2006.  Prior to the merger, Mr. Shobe operated Vetco, which he founded, for more than five years.

The NIR Group retains the right to designate one person to the Company’s Board of Directors.

Executive Compensation

For the fiscal year ended December 31, 2007, no Officer/Director has been compensated with salaries or other form of remuneration except as set forth below:

None

Director Compensation

Our directors receive no compensation for their services as director, at this time, other than what has already been paid by the issuance of shares of common stock.

Director and Officer Insurance

The Company does not have directors and officers (“D & O”) liability insurance at this time.

ADDITIONAL INFORMATION

Additional information concerning the Company, including its annual and quarterly reports for the past twelve months which have been filed with the Securities and Exchange Commission, may be accessed through the Securities and Exchange Commission's EDGAR archives at www.sec.gov.

By Order of the Board of Directors:

Date: December 1, 2008	By:	/s/ Bryan Shobe
Name: Bryan Shobe
Title: Chairman of the Board

Exhibit “A” SkyLynx Communications Corp. Certificate of Amendment

Article I of the Company’s Certificate of Incorporation is hereby amended in its entirety to provide as follows:

“The name of the corporation is PawsPlus, Inc.”

Article IV, Section 1 of the Company’s Certificate of Incorporation is hereby amended in its entirety to provide as follows:

ARTICLE IV
CAPITAL STOCK

SECTION 1.  The total number of shares of all classes of capital stock which the Company shall have authority to issue is 225,000,000 shares (“Capital Stock”). The classes and the aggregate number of shares of each class of Capital Stock that the Company shall have authority to issue are as follows:

(a) Capitalization. The aggregate number of shares which the Corporation shall have the authority to issue is two hundred and twenty-five million (225,000,000) shares of all classes of stock, consisting of two hundred million (200,000,000) shares of common stock, $.0001 par value, and twenty-five million (25,000,000) shares of serial preferred stock, $.0001 par value.

All or any part of the capital stock may be issued by the Corporation from time to time and for such consideration and on such terms as may be determined and fixed by the Board of Directors, without action of the stockholders, as provided by law, unless the Board of Directors deems it advisable to obtain the advice of the stockholders.  Said stock may be issued for money, property, services or other lawful considerations, and when issued shall be issued as fully paid and non-assessable.   The private property of stockholders shall not be liable for Corporation debts.

(b) Reverse Stock Split. Upon the filing and effectiveness (“Effective Time”) of this Certificate of Amendment pursuant to the Delaware General Corporation Law, each fifteen (15) shares of the common stock (“Old Common Stock”) issued and outstanding immediately prior to the Effective Time shall be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of the Corporation's common stock, $.0001 par value per share (the “New Common Stock”) without any action by the holder thereof. The Corporation shall not issue fractions of shares of New Common Stock in connection with such reclassification and combination. Stockholders who, immediately prior to the Effective time, own a number of shares of Old Common Stock which is not evenly divisible by 15 shall, with respect to such fractional interest, be entitled to receive one (1) whole share of Common Stock in lieu of a fraction of a share of New Common Stock. Each certificate that theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified and combined; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification and combination. In conjunction with the Reverse Stock Split, no stockholder holding at least a round lot (100 shares) prior to the Reverse Split shall have less than one round lot (100 shares) after the reverse split.